Exhibit 10.15

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of November 1, 2022 (“Effective Date”), by and between Ambrx, Inc., a Delaware corporation (the “Company”), and Daniel J. O’Connor (the “Executive”) (collectively, the “Parties”, and individually, a “Party”).

1.
Employment. The Company and the Company’s parent, Ambrx Biopharma Inc. (the “Parent”) hereby agree to employ Executive commencing effective as of November 1, 2022 (the “Employment Commencement Date”), and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2.
Duties and Position. Executive shall render services to the Company and the Parent in the full- time position of Chief Executive Officer and President (“CEO”). Executive shall report to the Board of Directors of the Parent (the “Board”) and shall have the duties and responsibilities customarily associated with this position and may be reasonably assigned from time to time by the Board. An essential function of Executive’s position is to work in a regular, full-time capacity. As a full-time exempt salaried employee, Executive will be expected to work the normal business hours of the Company and the Parent as well as additional hours as required by the nature of Executive’s work assignments, and Executive will not be eligible for overtime compensation. Executive’s primary work location shall be the Company’s and the Parent’s offices located in La Jolla, California. The Company and the Parent reserve the right to reasonably require Executive to perform Executive’s duties at places other than such primary work location from time to time, and to require reasonable business travel. The Company and the Parent may modify Executive’s duties and position as it deems necessary and appropriate in light of the Company’s and the Parent’s needs and interests from time to time.

(a)
Best Efforts, Full-Time. Executive shall perform the duties and responsibilities assigned to Executive to the best of Executive’s abilities and with reasonable diligence, and shall abide by all policies and decisions made by the Company and the Parent, as well as all applicable federal, state and local laws, regulations or ordinances. Executive shall act in the best interest of the Company and the Parent at all times. Executive shall devote substantially all of Executive’s working time, attention, efforts and skill to the performance of Executive’s assigned duties for the Company and the Parent, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s and the Parent’s general employment policies or as expressly permitted by the provisions in Section 7 (“No Conflict of Interest”) below.

(b)
Policies and Procedures. Executive agrees to comply with the Company’s and the Parent’s regular policies and procedures as such policies and procedures may be modified from time to time, including, but not limited to, maintaining the confidentiality of the Company’s and the Parent’s confidential information, assigning to the Company and the Parent inventions made by Executive during the term of Executive’s employment and not pursuing competitive activities during the term of employment.

3.
At-Will Employment Relationship. Executive’s employment with the Company and the Parent is at-will and not for any specified period and may be terminated at any time, with or without Cause or advance notice, by either Executive or the Company and the Parent. In addition, the Company and the Parent reserve the right to modify Executive’s position or duties to meet business needs and to use discretion in deciding on appropriate discipline. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and the Board or an authorized member of the Board. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship. If Executive’s employment with the Company and the Parent terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement.

4.
Compensation.

(a)
Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Executive shall be paid an initial base salary at the rate of $460,000 per year (the “Base Salary”). The Base Salary may be increased or decreased at the sole discretion of the Company and the Parent without written modification to this Agreement. The Base Salary is payable in accordance with the normal payroll practices of the Company and the Parent, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. In the event Executive’s employment under this Agreement is terminated by either Party, for any reason, Executive shall earn the Base Salary prorated to the date of termination of employment.

(b)
Discretionary Bonus. At the end of each fiscal year during Executive’s employment, Executive may be entitled to receive a bonus in an amount of up to a target amount of 50% of Executive’s then-current Base Salary (the “Bonus”), payable with respect to a particular fiscal year and based on the achievement of targets established by the Board in advance of the relevant fiscal year (or within a reasonable period of time after the commencement thereof). The Bonus, if any, will be paid within three (3) months after the end of the applicable fiscal year. To the fullest extent permitted by applicable law, the Executive must be actively employed by the Company on the Bonus payment date in order to receive payment of any such Bonus, provided that if the Executive is terminated by the Company without Cause or Executive resigns from the Company for Good Reason (as defined below), the Executive shall be deemed to be actively employed by the Company on the Bonus payment date for the purposes of determining Executive’s eligibility to receive the Bonus corresponding to the prior year of completed employment, if not yet paid as of the date of such termination or resignation. The Executive acknowledges that: (a) the performance targets may change each fiscal year at the discretion of the Board; (b) the Executive has no expectation that in any fiscal year there will be a Bonus; and (c) the amount of the Bonus, if any, that the Executive may be paid may change from year to year.

(c)
Stock Awards. Executive will also be eligible to participate in designated equity incentive plans in accordance with guidelines established from time to time. Subject to approval by the Board, Executive will be granted an option to purchase 5,410,000 ordinary shares of Ambrx Biopharma Inc. under the Ambrx Biopharma Inc. 2021 Equity Incentive Plan (the “2021 Plan”), which shall vest as to 25% on the one year anniversary of the vesting commencement date, and the remainder in 36 equal monthly installments thereafter, subject to the Executive’s Continuous Service (as defined in the 2021 Plan) through each such date, with such vesting commencement date being the Employment Commencement Date (the “Time-Based Options”). The Time-Based Options will have an exercise price per share equal to the fair market value per ordinary share on the grant date as determined by the Board based on the trading price of Ambrx Biopharma Inc.’s American Depositary Shares. The Time-Based Options will be governed by terms of the 2021 Plan, form of Option Agreement thereunder, and form of Option Grant Notice, which Executive shall be required to sign as a condition of receiving the award.

5.
Benefits.

(a)
Customary Fringe Benefits. Executive shall be eligible for all customary and usual fringe benefits generally available to senior executives at a same or similar level of responsibility at the Company, including but not limited to group health insurance, subject to the terms and conditions of the Company’s benefit plan documents. Executive shall be entitled to paid time-off in accordance with the Company policies. Executive’s paid time off benefits shall be subject to an accrual cap of no more than 150% of the annual accrual rate. This means that Executive will not continue to accrue paid time off benefits after reaching the accrual cap until paid time off is used and the accrue paid time off bank falls below the accrual cap. The Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

(b)
Housing Allowance. Contingent upon Executive’s commencement of employment, the Company will pay Executive a one-time $60,000 cash payment to be used for Executive’s housing rental payments in the San Diego, California area through the period ending six (6) months following the Employment Commencement Date (the “Housing Allowance”). The Housing Allowance will be payable in a lump sum, less applicable tax withholding and deductions, no later than thirty (30) days after the Employment Commencement Date. If Executive’s employment with the Company ends before April 30, 2023 for any reason other than due to Executive’s resignation for Good Reason or a termination without Cause by the Company (each as defined below), then Executive shall be required to immediately repay the Company the full gross amount of the Housing Allowance. The Housing Allowance will not be considered part of Executive’s Base Salary, including but not limited for such purposes as the severance payments described in Section 12 below.

(c)
Relocation Assistance. Subject to Executive’s relocation of Executive’s residence to the La Jolla or San Diego, California area by no later than July 31, 2023 (the “Relocation Date”), Executive will receive a one-time cash payment up to an amount to be determined by the Board prior to the Relocation Date to cover reasonable out-of-pocket expenses that Executive incurs in connection with such relocation for economy airfare for Executive and Executive’s immediate family, and packing and moving services (the “Relocation Assistance”). The Relocation Assistance will be payable to Executive in a lump sum within thirty (30) days following Executive’s completed relocation and submission of supporting documentation to the Company. Any Relocation Assistance shall be provided subject to the terms of the Company’s policies and procedures as in effect from time to time. Relocation Assistance benefits are taxable income, subject to withholding, such that Executive’s net Relocation Assistance benefit received may be less than Executive’s incurred expense. If Executive’s employment with the Company ends before July 31, 2024 for any reason other than due to Executive’s resignation for Good Reason or a termination without Cause by the Company (each as defined below), Executive shall be required to immediately repay the Company the full gross amount of the Relocation Assistance benefits. The Relocation Assistance will not be considered part of Executive’s Base Salary, including but not limited for such purposes as the severance payments described in Section 12 below.

6.
Business Expenses. Executive shall be reimbursed for all reasonable, out-of-pocket business expenses reasonably incurred in the performance of Executive’s duties or professional activities on behalf of the Company and the Parent, including but not limited to travel expenses (coach airfare or the equivalent, lodging and other incidental expenses). To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with the Company’s and the Parent’s policies.

7.
No Conflict of Interest. During Executive’s employment with the Company and the Parent, Executive shall not engage in any activity that creates an actual or potential conflict of interest with the Company or the Parent without the prior written consent of the Board or an authorized member of the Board. Such work shall include, but is not limited to, directly competing with the Company or the Parent in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company or the Parent is now engaged or in which the Company or the Parent becomes engaged during Executive’s employment with the Company and the Parent, as may be determined by the Board in its sole discretion. If the Company or the Parent believes such a conflict exists during Executive’s employment with the Company, the Company and/or the Parent may end Employee’s employment or may ask Executive to choose to modify the scope of the other activity, discontinue the other activity, or resign employment with the Company and the Parent. Moreover, during Executive’s employment with the Company and the Parent, it shall not be a violation of this Agreement for Executive to (a) serve on any civic or charitable boards or committees; (b) deliver lectures, fulfill teaching or speaking engagements; (c) manage personal investments; or (d) serve as a member of the board of directors of one corporation (in addition to the Company or the Parent) with the Board’s written approval, which shall not be unreasonably withheld provided, further, that any such activities must not occur during the Company’s or the Parent’s regular business hours, materially interfere with Executive’s performance of Executive’s duties and responsibilities under this Agreement, or create an actual or potential conflict of interest with the Company or the Parent.

8.
Confidentiality and Proprietary Rights. As a condition of employment, Executive shall execute and abide by the Company’s Employee Confidential Information and Inventions Assignment Agreement, a copy of which is attached to this Agreement as Exhibit A and incorporated herein by reference. In Executive’s work for the Company and the Parent, Executive will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom Executive owes an obligation of confidentiality. Rather, Executive will be expected to use only that information which is generally known and used by persons with training and experience comparable to Executive’s own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company or the Parent. Executive agrees that Executive will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom Executive owes an obligation of confidentiality. Executive hereby represents that Executive has disclosed to the Company and the Parent any contract Executive has signed that may restrict Executive’s activities on behalf of the Company or the Parent.

9.
Indemnification. If Executive is considered an officer of the Company and the Parent under the Company’s and the Parent’s Bylaws, Executive shall be entitled to indemnification as provided in Article VIII of the Bylaws of the Company and the Parent, without regard to any future changes in Executive’s assignment or position. In addition, to the extent the Company or the Parent obtains insurance providing coverage or indemnification for other officers, or employees, or enters into any agreements with any other officers or employees which provide such officer or employee with rights to indemnification, Executive shall be included as a named insured in such policy and/or granted the same rights to indemnification as are provided in such other agreements.

10.
Voluntary Agreement to Arbitrate. To ensure the timely and economical resolution of disputes that may arise between Executive on one hand, and the Company and the Parent on the other hand, the parties mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16 (the “FAA”), and to the fullest extent permitted by applicable law, Executive, the Company and the Parent will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: (i) the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or (ii) Executive’s employment with the Company and the Parent (including but not limited to all statutory claims); or (iii) the termination of Executive’s employment with the Company and the Parent (including but not limited to all statutory claims). By agreeing to this arbitration procedure, the parties waive the right to resolve any such disputes through a trial by jury or judge or through an administrative proceeding. The arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition. All claims, disputes, or causes of action under this Section, whether by Executive or the Company or the Parent, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this Section are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. Any arbitration proceeding under this Section shall be presided over by a single arbitrator and conducted by JAMS, Inc. (“JAMS”) in San Diego, California, or as otherwise agreed to between the parties, under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). The parties each have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that the parties would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of Executive if the dispute were decided in a court of law. This Section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, sexual assault disputes and sexual harassment disputes as defined in the FAA, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the FAA or otherwise invalid (collectively, the “Excluded Claims”). In the event Executive intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Nothing in this Section is intended to prevent the parties from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.

11.
General Provisions.

(a)
Successors and Assigns. The rights of the Company and the Parent under this Agreement may, without the consent of Executive, be assigned by the Company and the Parent, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company or the Parent. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount is at such time payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.

(b)
Waiver. Either Party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that Party thereafter from enforcing each and every other provision of this Agreement.

(c)
Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(d)
Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company and the Parent, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

(e)
Tax Withholding. The payments made pursuant to this Agreement shall be subject to tax withholding and

(f)
Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California.

(g)
Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c ) by telecopy, email or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address set forth below and to the Company and the Parent at its principal place of business, or such other address as either Party may specify in writing.

(h)
Survival. Sections 8 (“Confidentiality and Proprietary Rights”), 9 (“Indemnification”), 10 (“Voluntary Agreement to Arbitrate”), 11 (“General Provisions”), 12 (“Severance”) and 13 (“Section 280G”) of this Agreement shall survive termination of Executive’s employment by the Company of this Agreement shall survive termination of Executive’s employment by the Company and the Parent.

(i)
Entire Agreement. This Agreement, the Company Employee Confidential Information and Inventions Assignment Agreement incorporated herein by reference and the Equity Incentive Plan referenced in Section 4(c) of this Agreement, together constitute the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company and the Parent. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(j)
Compliance with Section 409A of the Internal Revenue Code. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of U.S. Internal Revenue Code of 1986 (as amended) (the “Code”) Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. To the extent any nonqualified deferred compensation subject to Section 409A payable to Executive hereunder could be paid in one or more taxable years depending upon Executive completing certain employment-related actions (such as resigning after a failure to cure a Good Reason event and/or returning an effective release), then any such payments will commence or occur in the later taxable year to the extent required by Code Section 409A.

(k)
Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.
Severance. Executive shall be entitled to receive benefits upon Executive’s Separation from Service by reason of termination of Executive’s employment with the Company only as set forth in this Section 12.

(a)
Termination Without Cause or By Executive For Good Reason. If Executive’s Separation from Service occurs by reason of the termination of Executive’s employment by the Company without Cause, or by Executive for Good Reason, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of Company, the severance benefits provided below (the “Severance Benefits”):

(i)
The Company shall pay to Executive their fully earned but unpaid Base Salary, when due, through the date of Separation from Service at the rate then in effect, plus all other amounts to which Executive has earned under any compensation plan or practice of the Company at the time of Separation from Service;

(ii)
Subject to Executive’s continued compliance with all legal and contractual obligations to the Company, Executive shall be entitled to receive a total severance benefit in cash in an amount equal to: (A) 12, multiplied by (B) Executive’s monthly Base Salary as in effect immediately prior to the date of Separation from Service (for the avoidance of doubt, calculated at a level without taking into account any reduction that triggers Good Reason, if applicable). Such severance benefit shall be payable in a lump sum on the first day of the calendar month on or next following the sixtieth (60th) day after the date of Executive’s Separation from Service; and

(iii)
Subject to Executive’s continued compliance with all legal and contractual obligations to the Company, for the period beginning on the date of Executive’s Separation from Service and ending on the date which is 12 full months following the date of Executive’s Separation from Service (or, if earlier, the date on which the applicable continuation period expires) (the “COBRA Payment Period”), the Company shall reimburse Executive for the COBRA premiums to continue the health insurance coverage for Executive and Executive’s eligible dependents (provided that Executive shall be solely responsible for all matters relating to Executive’s continuation of coverage pursuant to COBRA, including, without limitation, Executive’s election of such coverage and Executive’s timely payment of premiums). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Executive elects continued health coverage under COBRA, in lieu of providing the COBRA premiums, the Company will instead pay to Executive, on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings, which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self- employment.

(iv)
In the event Executive accepts employment with an employer other than the Company prior to or during the severance payment period described in Section 12(a)(ii) (which acceptance may be evidenced upon the earlier of executing a written employment agreement or commencing such employment), the Company’s obligation to provide severance benefits under Sections 12(a)(ii) and 12(a)(iii) shall immediately cease upon such acceptance of other employment, and Executive shall be obligated to inform the Company of any such acceptance within five (5) business days after such acceptance.

(b)
Termination Without Cause or By Executive For Good Reason in Connection with a Change in Control. In the event (a) Executive’s Separation from Service occurs by reason of the termination of the Executive’s employment by the Company without Cause (and other than as a result of the Executive’s death or disability), or by Executive for Good Reason, in either case within three (3) months prior to, on, or within twelve (12) months following the effective date of a Change in Control (as defined in the Company’s 2021 Equity Incentive Plan) (a “Change in Control Termination”), then in lieu of (and not in addition to the Severance Benefits described in Section 12(a)) Executive shall be entitled to receive the benefits provided below (the “Change in Control Severance Benefits”):

(i)
The Company shall pay to Executive their fully earned but unpaid Base Salary, when due, through the date of the Separation from Service at the rate then in effect, plus all other amounts to which Executive has earned under any compensation plan or practice of the Company at the time of the Separation from Service;

(ii)
Subject to Executive’s continued compliance with all legal and contractual obligations to the Company, Executive shall be entitled to receive a cash severance benefit in an amount equal to: (A) 18, multiplied by (B) Executive’s monthly Base Salary as in effect immediately prior to the date of the Separation from Service(for the avoidance of doubt, calculated at a level without taking into account any reduction that triggers Good Reason, if applicable), plus 100% of their target Bonus for the year in which the Change in Control Termination occurs. Such severance benefit shall be payable in a lump sum on the first regularly scheduled payroll date following the sixtieth (60th) day after the date of the Executive’s Separation from Service;

(iii)
Subject to Executive’s continued compliance with all legal and contractual obligations to the Company, for the period beginning on the date of Executive’s Separation from Service and ending on the date which is 18 full months following the date of Executive’s Separation from Service (or, if earlier, the date on which the applicable continuation period expires) (the “CIC COBRA Payment Period”), the Company shall reimburse Executive for the COBRA premiums to continue the health insurance coverage for Executive and Executive’s eligible dependents (provided that Executive shall be solely responsible for all matters relating to Executive’s continuation of coverage pursuant to COBRA, including, without limitation, Executive’s election of such coverage and Executive’s timely payment of premiums). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Executive elects continued health coverage under COBRA, in lieu of providing the COBRA premiums, the Company will instead pay to Executive, on the last day of each remaining month of the CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings, which payments shall continue until the earlier of expiration of the CIC COBRA Payment Period or the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self- employment; and

(iv)
The vesting and exercisability of all outstanding time-based share options and other time-based share awards covering the Company’s ordinary shares that are held by the Executive immediately prior to the Separation from Service shall accelerate and vest in full effective as of the later of the Separation Date or the effective date of the Change in Control. Such acceleration is conditioned upon the actual consummation of a Change in Control.

(c)
Other Terminations. If Executive’s employment is terminated at any time by the Company for Cause, by Executive without Good Reason, or as a result of Executive’s death or Disability, the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive (i) Executive’s fully earned but unpaid Base Salary, through the date of termination at the rate then in effect, and (ii) all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or applicable law provided Executive timely elects and fully pays for any such continuation of benefits required by COBRA or applicable law. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

(d)
Release. As a condition to Executive’s receipt of any Severance Benefits pursuant to Sections 12(a)(ii) and 12(a)(iii), or (as applicable) any Change in Control Severance Benefits pursuant to Section 12(b)(ii), 12(b)(iii), and 12(b)(iv), Executive shall execute and deliver to the Company within sixty (60) days following Executive’s Separation from Service, and not revoke, a general release of all claims in favor of the Company (the “Release”) in a form substantially similar to the form attached hereto as Exhibit B. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution, including any claims related to Executive’s employment by the Company and Executive’s termination of employment, and shall exclude any continuing obligations the Company may have to Executive following the date of termination under this Agreement or any other agreement providing for obligations to survive Executive’s termination of employment. In the event Executive does not execute and deliver the Release to the Company within sixty (60) day period following the date of Executive’s Separation from Service, or Executive revokes the Release, Executive shall not be entitled to the aforesaid payments and benefits.

(e)
Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In the event of a termination of Executive’s employment with the Company, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 12. In addition, Executive acknowledges and agrees that Executive is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 12, including, without limitation, any excise tax imposed by Section 4999 of the Code.

(f)
No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 12 by seeking other employment or otherwise; however, if Executive accepts employment, Executive’s rights to the Severance Benefits under Sections 12(a)(ii) and 12(a)(iii) shall be limited in accordance with Section 12(a)(iv). In addition, any loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 12, and, as provided in Section 12(a), Executive’s right to continued health care benefits following Executive's termination of employment will terminate on the date on which the applicable continuation period under COBRA expires.

(g)
Return of the Company’s Property. If Executive’s employment is terminated for any reason, the Company shall have the right, at its option, to require Executive to vacate Executive’s office prior to or on the effective date of termination and to cease all activities on the Company’s behalf. Upon the termination of Executive’s employment in any manner, as a condition to Executive’s receipt of any post-termination benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Executive shall deliver to the Company a signed statement certifying compliance with this Section 12(g) prior to the receipt of any post-termination benefits described in this Agreement.

(h)
Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)
“Cause” shall mean any of the following: (i) any act of personal dishonesty taken by Executive in connection with Executive’s responsibilities to the Company or any successor or parent or subsidiary thereof which is materially injurious to the Company or any successor or parent or subsidiary thereof; (ii) Executive’s conviction of a felony; (iii) a willful act by Executive which constitutes gross misconduct and is materially injurious to the Company or any successor or parent or subsidiary thereof; (iv) Executive’s willful and material breach of a material obligation or material duty under this Agreement, the Company’s Employee Confidential Information and Inventions Assignment Agreement or the Company’s written employment or other written policies that have previously been furnished to Executive, which breach, if curable, is not cured within thirty (30) days after written notice thereof is received by Executive; (v) Executive’s failure to comply with reasonable directives of the CEO that are consistent with Executive’s job duties (which directives are not in conflict with applicable law), which failure, if curable, is not cured within thirty (30) days after written notice thereof is received by Executive; or (vi) Executive’s misappropriation of any material property, including but not limited to intellectual property, of the Company or any successor or parent or subsidiary thereof.

(ii)
“Disability” means the inability of Executive, in the opinion of a qualified physician acceptable to the Company, to perform, with or without reasonable accommodation, the essential functions of Executive’s position with the Company, or any parent, or subsidiary, or successor because of the sickness or injury of Executive for more than 90 consecutive days or more than 120 days in a 12 month period.

(iii)
“Good Reason” shall mean the occurrence of any of the following events or conditions without Executive’s written consent:

(A)
a material diminution in Executive’s authority, duties or

responsibilities;

(B)
a material diminution in Executive’s base compensation, unless such a salary reduction is imposed across-the-board to senior management of the Company;

(C)
a material change in the geographic location at which Executive must regularly perform Executive’s duties, except for reasonably required travel on the Company’s or any successor’s or affiliate’s business; provided that any relocation back to the Company office from remote work will not be considered a relocation of Executive’s principal place of employment with the Company for purposes of this definition; or

(D)
any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to Executive under this Agreement.

Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions within ninety (90) days of the initial occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive. Any voluntary termination of Executive’s employment for “Good Reason” following such thirty (30) day cure period must occur no later than the date that is six (6) months following the initial occurrence of one of the foregoing events or conditions.

(iv)
“Separation from Service” shall mean Executive’s separation from service, as defined in Treasury Regulation Section 1.409A-1(h), with respect to the Company (and the service recipient, as defined in Treasury Regulation Section 1.409A-1(g), that includes the Company).

13.
Section 280G. If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement or otherwise (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executives receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

Unless the Executive and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Executive and the Company within fifteen (15) calendar days after the date on which the Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Executive or the Company) or such other reasonable time as requested by the Executive or the Company.

If the Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the Executive shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax). For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, the Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

DANIEL J. O’CONNOR
Dated: October 24, 2022	By:	/s/ Daniel J. O’Connor
Address: [***]

AMBRX, INC.
Dated: November 1, 2022	By:	/s/ Sonja Nelson
Name: Sonja Nelson
Title: Secretary, Chief Financial Officer

EXHIBIT A

Employee Confidential Information and Inventions Assignment Agreement

[***]

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EXHIBIT B

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of this [__] day of [______], 20[__], between Daniel J. O’Connor (“Executive”), and Ambrx, Inc., a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties,” and individually, a “Party”).

WHEREAS, Executive and the Company are parties to that certain Executive Employment Agreement dated as of [______], 20[__] (the “Agreement”);

WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under the Agreement, subject to Executive’s execution of this Release; and

WHEREAS, the Company and Executive now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that Executive would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1.
General Release of Claims by Executive.

(a)
Executive, on behalf of Executive and Executive’s executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of Executive’s employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the California Labor Code; the California Family Rights Act; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i)
Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

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(ii)
Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)
Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv)
Claims for indemnity under the bylaws of the Company, as provided for by Delaware law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company;

(v)
Claims based on any right Executive may have to enforce the Company’s executory obligations under the Agreement; and

(vi)
Claims Executive may have to vested or earned compensation and benefits.

Executive acknowledges that Executive has been advised, as required by California Government Code Section 12964.5(b)(4), that Executive has the right to consult an attorney regarding this Release and that Executive was given a reasonable time period of not less than five (5) business days in which to do so. Executive further acknowledges and agrees that, in the event Executive signs this Release prior to the end of the reasonable time period provided by the Company, Executive’s decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period. Nothing in this Release prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful. While this Release does not limit Executive’s right to receive an award for information provided to the Securities and Exchange Commission, Executive is otherwise waiving, to the fullest extent permitted by law, any and all rights Executive may have to individual relief based on any Claims that Executive has released and any rights Executive has waived by signing this Release.

(b)
EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c)
Executive acknowledges that in accordance with the Older Worker’s Benefit

Protection Act:

(i)
This Release does not release any claims arising after the date on which Executive signs this release;

(ii)
this Release was presented to Executive on the date indicated above and that Executive is entitled to have [twenty-one (21) / forty-five (45)] calendar days’ time in which to consider it (the “Consideration Period”). Executive represents and acknowledges that if Executive executes this Release before the Consideration Period has elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining portion of the Consideration Period;

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(iii)
the Company has advised Executive that Executive is waiving Executive’s rights under the ADEA, and that Executive may obtain advice concerning this Release from an attorney of Executive’s choice, and Executive has had sufficient time to consider the terms of this Release; and

(iv)
Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) calendar days after Executive’s execution of it. Executive understands that this Release will not become effective and enforceable unless the seven (7) calendar day revocation period passes and Executive does not revoke the Release in writing. Executive understands that this Release may not be revoked after the seven (7) calendar day revocation period has passed. Executive also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) calendar day period.

(v)
Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) calendar day after Executive’s execution of it (the “Effective Date”), so long as Executive has not revoked it within the time period and in the manner specified in clause (c)(iv) above. Executive further understands that Executive will not be given any severance benefits under the Agreement until the Effective Date.

2.
No Assignment. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees, or any of them. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.

3.
Paragraph Headings. The headings of the several paragraphs in this Release are inserted solely for the convenience of the Parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

4.
Severability. The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.

5.
Governing Law and Venue. This Release is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each Party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

6.
Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

7.
Construction. The language in all parts of this Release shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any Party on the ground that such Party was responsible for drafting this Release or any part thereof.

8.
Entire Agreement. This Release and the Agreement set forth the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any Party hereto, and any prior agreement of the Parties in respect of the subject matter contained herein.

9.
Amendment. No provision of this Release may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be

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specifically designated by the CEO.

10.
Understanding and Authority. The Parties understand and agree that all terms of this Release are contractual and are not a mere recital and represent and warrant that they are competent to covenant and agree as herein provided. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

Executive	Ambrx, Inc.
__________________________________	By: ________________________________________
Print Name: Daniel J. O’Connor________	Print Name: _________________________________
Title: _______________________________________

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